===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        JWGenesis Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                           JWGENESIS FINANCIAL CORP.

                           980 North Federal Highway
                                   Suite 310
                           Boca Raton, Florida 33432

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held June 22, 1999

                               ----------------

To the Stockholders of JWGenesis Financial Corp.:

  Notice is hereby given that the Annual Meeting of Stockholders of JWGenesis Financial Corp. (the "Company") will be held on Tuesday, June 22, 1999, at 10:00 a.m. Eastern Time, at the Company's executive offices, 980 North Federal Highway, Suite 310, Boca Raton, Florida, for the following purposes:

  1. To elect six (6) directors to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors, if there are to be any, have been duly elected and have qualified;

  2. To transact such other business as may properly come before the meeting or any postponement, adjournment, or adjournments thereof.

  Only stockholders of record at the close of business on May 14, 1999 are entitled to notice of and to vote at the Annual Meeting of Stockholders or any postponement or adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Joel E. Marks
                                          Secretary

May 18, 1999

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                           JWGENESIS FINANCIAL CORP.

                               ----------------

                                PROXY STATEMENT
                          DATED MAY 18, 1999 FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held June 22, 1999

                               ----------------

  This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of JWGenesis Financial Corp. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 22, 1999, including any postponement, adjournment, or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about May 19, 1999.

  Only stockholders of record at the close of business on May 14, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 5,755,379 shares of common stock, par value $.001 per share ("Common Stock"), outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the transaction of all business before the Annual Meeting.

  Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

  A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 1998 is being furnished herewith to each stockholder of record as of the close of business on May 14, 1999. Additional copies of the Annual Report and copies of the Company's Annual Report on Form 10-K will be provided free of charge upon written request to:

                           JWGENESIS FINANCIAL CORP.
                           980 North Federal Highway
                                   Suite 310
                           Boca Raton, Florida 33432
                     Attn.: Investors Relations Department

  If the person requesting the Form 10-K was not a stockholder of record on May 14, 1999, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon payment of the Company's expenses in furnishing the exhibits.

  Proxies that are executed but that do not contain any specific instructions will be voted for the election of all the nominees for directors specified herein and in the discretion of the persons appointed as proxies, on any other matter that may properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

                 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

  The following table sets forth the holdings of Common Stock, which is the Company's only class of voting securities, by the only stockholders who, as of April 26, 1999, were known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, by all directors and nominees for director, and by all directors and executive officers of the Company as a group, as of the same date. Unless otherwise indicated, the person or entity has sole power to vote and dispose of the shares. The address for each of Messrs. Leeds, Marks, Ferguson, Glaser, and Cohen is c/o the Company at 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432; the address for Mr. Lehman is 599 Lexington Avenue, New York, New York 10022; and the address for WT Investments, Inc. is 1100 N. Market Street, Wilmington, Delaware 19890.

                                          Number of Shares
Name of Beneficial Owner                 Beneficially Owned Percent of Class(1)
------------------------                 ------------------ -------------------
Marshall T. Leeds(2)...................        703,956             12.0
WT Investments, Inc.(3)................        400,000              6.5
Joel E. Marks(4).......................        324,505              5.6
Jeffrey H. Lehman......................        163,259              2.8
Gregg S. Glaser(5).....................         97,387              1.7
Wm. Dennis Ferguson(6).................         75,612              1.3
Sanford B. Cohen.......................            --               --
All directors and executive officers as
 a group (6 persons) (7)...............      1,364,719             22.8

--------
(1) Based on 5,736,508 shares issued and outstanding, and, as to each owner separately for such owner's percentage, an additional number of shares not yet outstanding as to which such person has the right to acquire ownership within 60 days.
(2) Includes 150,000 shares of Common Stock issuable upon exercise of currently exercisable stock options. Does not include 255,689 shares of Common Stock to be issued pursuant to his Nonsolicitation Agreement with the Company. See "Executive Compensation--Nonsolicitation Agreements".
(3) Includes 400,000 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(4) Includes 52,500 shares of Common Stock issuable upon exercise of currently exercisable stock options, 73,750 shares of Common Stock owned by Mr. Marks' wife and 120,000 shares of Common Stock owned by Mr. Marks as custodian for his minor children. Does not include 102,994 shares of Common Stock to be issued pursuant to his Nonsolicitation Agreement with the Company. See "Executive Compensation-- Nonsolicitation Agreements".
(5) Includes 31,250 shares of Common Stock issuable upon exercise of currently exercisable stock options.
(6) Includes 7,500 shares of Common Stock issuable upon exercise of currently exercisable stock options.
(7) Includes an aggregate of 241,250 shares issuable to members of the group pursuant to currently exercisable stock options; see Notes (2), (4), (5) and (6) above.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors presently consists of six members, each of whom serves for a one-year term until the next annual meeting of stockholders and until his successor, if there is to be one, is duly elected and qualified. Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the record date are present in person or by proxy. An abstention and a broker non-vote are included in determining whether a quorum is present, but will not affect the outcome of the vote. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of the Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. Each person elected as a director shall serve a term that continues until the next annual meeting and until his successor, if there is to be one, is duly elected and qualified.

  The Company expects that it will recruit one or more persons to join its Board of Directors as additional members after the Annual Meeting in order to increase the number of independent directors. Any such person would be elected by the then existing members of the Board of Directors to a newly created position that would have the same term as described above with respect to the positions to be voted on at the Annual Meeting.

Information Regarding Nominees

  Each of the other six nominees is presently a director of the Company, and all are listed below.

 Name                  Age Position(s) with the Company
 ----                  --- ----------------------------
 Marshall T. Leeds.... 43  President, Chief Executive Officer, and Chairman of
                           the Board
 Joel E. Marks........ 43  Vice Chairman, Chief Operating Officer, Secretary, and
                           Director
 Gregg S. Glaser...... 39  Executive Vice President, Chief Financial Officer,
                           Treasurer, and Director
 Wm. Dennis Ferguson.. 55  Executive Vice President and Director
 Jeffrey H. Lehman.... 39  Executive Vice President and Director
 Sanford B. Cohen..... 41  Director

  Marshall T. Leeds, a co-founder in 1983 of the predecessor of the Company, also serves as President and Chief Executive Officer of certain of the Company's wholly-owned subsidiaries. Mr. Leeds is a past Chairman of Regional Investment Bankers Association, Inc. ("RIBA"), the country's largest association of independent broker-dealers involved in the underwriting of debt and equity securities, and he currently serves on the Independent Contractor Firm Committee of the Securities Industries Association.

  Joel E. Marks, the other co-founder of the Company's predecessor, also serves as Executive Vice President of certain of the Company's wholly-owned subsidiaries. Mr. Marks is a Certified Public Accountant, and, prior to 1983, he was employed in various capacities in both the audit and tax departments of the international accounting and consulting firm of Deloitte & Touche LLP. From 1987 to 1994, he served as Senior Vice President and Chief Financial Officer of Automobile Protection Corporation-APCO, an unaffiliated public corporation. From 1996 to 1998, Mr. Marks served as the Chairman of RIBA.

  Gregg S. Glaser also serves as Executive Vice President and Chief Financial Officer or Treasurer of certain of the Company's wholly-owned subsidiaries. Mr. Glaser was graduated with a Bachelor of Science degree in accounting from the University of Florida. From 1981 to 1986, when he joined a company that was subsequently acquired by the Company in 1990, Mr. Glaser was a senior auditor with the Fort Lauderdale office of the international accounting and consulting firm of Price Waterhouse LLP.

  Wm. Dennis Ferguson also serves as Executive Vice President of certain of the Company's wholly-owned subsidiaries. From July 21, 1990 to October 31, 1990, Mr. Ferguson served as acting President and Chief Executive Officer of (and from 1981 had held various other executive positions with) a company that was acquired by the Company on November 1, 1990. Mr. Ferguson received a Bachelor of Science degree from Florida Southern College and attended Florida Atlantic University Graduate School.

  Jeffrey H. Lehman is also Executive Vice President and Director of Corporate Finance of JWGenesis Capital Markets, Inc., one of the principal operating subsidiaries of the Company. From 1984 to 1996 he was employed by Ladenburg, Thalmann & Co. Inc., most recently as Managing Director of Corporate Finance and Director of Mergers and Acquisitions. Mr. Lehman also served as a member of the Board of Directors and Management Committee of Ladenburg, Thalmann. He received his Masters in Business Administration with distinction from the Wharton School of the University of Pennsylvania in 1983.

  Sanford B. Cohen has been a director of the Company since February, 1999. In 1985, Mr. Cohen founded Prescott Valley Broadcasting Co., Inc., owner of KIHX-FM and KQNA-AM radio stations in Prescott Valley, Arizona, and has been its President since its inception. From 1982 to 1984, Mr. Cohen was Vice President of National Phonecasting Co., a joint venture with Gannett Broadcasting Corp., a private company engaged in telephone broadcasting of financial information. Mr. Cohen received his B.A. degree in Economics in 1979 from Michigan State University.

Meetings and Committees of the Board

  The Board of Directors of the Company meets on a regular basis to supervise, review, and direct the business and affairs of the Company. During the Company's 1998 fiscal year, the Board held nine meetings. The Board of Directors has established an Audit Committee and a Compensation Committee to which it has assigned certain responsibilities in connection with the governance and management of the Company's affairs. The Company has no standing nominating committee or other committee performing similar functions.

  Each of the directors attended at least 75% of the Board meetings and meetings of committees on which he served.

  Audit Committee. The Audit Committee's principal functions include reviews of audit plans, scope of examinations and findings of the Company's independent public accountants; significant legal matters; internal controls; and the adequacy of insurance coverage. Further, it is the responsibility of this committee to recommend to the Board the annual appointment of the independent public accountants; to review the findings of external regulatory agencies; and to oversee the accounting policies used in preparing the Company's financial statements. The Audit Committee also supervises independent audits of the Company and its subsidiaries and oversees the establishment of appropriate policies and internal accounting controls. Messrs. Cohen and Glaser are presently the only members of the Audit Committee; the Company expects that it will recruit one or more additional persons to join its Board of Directors, at least one of whom will be an independent director and will be asked to become a member of the Audit Committee. The Audit Committee held one meeting during fiscal 1998.

  Compensation Committee. The Compensation Committee oversees the Company's compensation policies and programs. Messrs. Cohen and Marks are presently the only members of the Compensation Committee; the Company expects that it will recruit one or more additional persons to join its Board of Directors, at least one of whom will be an independent director and will be asked to become a member of the Compensation Committee. The Compensation Committee held one meetings during fiscal 1998.

Directors Compensation

  Directors who are not employees of the Company receive an annual retainer of $5,000, and receive $750 and $500, respectively, for their attendance at Board of Directors and Board committee meetings. Directors who are employees of the Company are not compensated for their service as directors. Each director is reimbursed for travel and related expenses incurred in connection with attending meetings.

Arrangements For Board

  In connection with the series of transactions between JWGFS and Wilmington Trust Company ("Wilmington"), as more fully described under "Certain Transactions" herein, JWGFS granted Wilmington the right to appoint one person to serve on its Board of Directors. The Company has agreed to honor that agreement. Wilmington has not yet exercised such right.

Compensation Committee Interlocks and Insider Participation

  Mr. Marks was a member of the Compensation Committee throughout the 1998 fiscal year, during which period two former outside directors of the Company were the other members of that Committee.

  None of the executive officers of the Company served as either a member of the Compensation Committee or a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

Compliance with Section 16(a) of the Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who beneficially own more than ten percent of the Common Stock ("ten-percent stockholders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and with the National Association of Securities Dealers, Inc. ("NASD"). Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it and information furnished to the Company by such persons, the Company believes that during the Company's fiscal year ended December 31, 1998, all its officers, directors and ten-percent stockholders complied with the Section 16(a) reporting requirements.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth the cash compensation paid by the Company and its subsidiaries for services in all capacities during fiscal years 1998, 1997, and 1996 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company ("Named Executive Officers"). Information is also included about an additional person, Will K. Weinstein, who for some purposes might be considered to have been an executive officer during fiscal year 1998 and, if so, would be a Named Executive Officer.

                                                                    Long-Term
                                                                  Compensation
                                 Annual Compensation                Awards(1)
                          ---------------------------------    -------------------
        Name and                                               Restricted Options/  All Other
Principal Positions Held  Year  Salary    Bonus     Other        Stock      SARs   Compensation
------------------------  ---- -------- ---------- --------    ---------- -------- ------------
Marshall T. Leeds.......  1998 $401,090 $1,104,224      -- (2)  $45,224    15,075    $13,200(3)
 President and Chief      1997 $279,446 $1,110,895 $430,868(4)      --     75,000    $13,200(3)
 Executive Officer        1996 $270,519 $1,246,612      --          --     75,000    $13,200(3)

Joel E. Marks...........  1998 $219,680 $  392,258      -- (5)  $19,447     6,482    $ 3,200(6)
 Chief Financial Officer
  and                     1997 $180,775 $  388,813      --          --     26,250    $ 3,200(6)
 Executive Vice
  President               1996 $175,000 $  431,616      --          --     26,250    $ 3,200(6)

Wm. Dennis Ferguson.....  1998 $120,000 $  147,322      --          --        --     $ 3,200(6)
 Executive Vice
  President               1997 $120,000 $  194,977      --          --        --     $ 3,200(6)
                          1996 $120,000 $  262,563      --          --      7,500    $ 3,200(6)

Gregg S. Glaser.........  1998 $195,123 $   98,036      --          --     50,000    $ 3,200(6)
 Treasurer and Executive  1997 $128,594 $   85,450      --          --     11,250    $ 3,200(6)
 Vice President           1996 $125,253 $   72,696      --          --     11,250    $ 3,200(6)

Philip C. Stapleton(7)..  1998 $135,417 $  100,268      --          --        --     $   --
 Chief Operating Officer
  and
 Executive Vice
  President

Will K. Weinstein(8)....  1998 $247,808 $      --  $888,992         --        --     $   --
 Vice Chairman

--------
(1) There were no payouts of long-term compensation during the fiscal year.
(2) Does not reflect $533,750 of Special Payments to Mr. Leeds pursuant to his Nonsolicitation Agreement that was entered into in connection with the series of transactions consummated on June 12, 1998, whereby the Company acquired Genesis Merchant Group Securities, LLC ("Genesis"), and also succeeded to JWCharles Financial Services, Inc. pursuant to a statutory share exchange (the "Combination"). See "--Nonsolicitation Agreements", below.
(3) Includes $10,000 for tax return preparation and financial services and a Company matching contribution of $3,200 with respect to the Company's 401(k) plan.
(4) Represents gross-up for the payment of taxes upon exercise of stock options.
(5) Does not reflect $215,000 of Special Payments to Mr. Marks pursuant to his Nonsolicitation Agreement that was entered into in connection with the Combination. See "--Nonsolicitation Agreements", below.
(6) Represents Company matching contribution with respect to the Company's 401(k) plan.
(7) Reflects amounts paid or accrued by the Company following the Combination on June 12, 1998, on which date Mr. Stapleton became an executive officer of the Company. Mr. Stapleton resigned his positions with the Company on March 3, 1999.
(8) Reflects amounts paid or accrued by the Company following the Combination on June 12, 1998, on which date Mr. Weinstein became an executive officer of the Company. Mr. Weinstein resigned his positions with the Company on March 3, 1999. "Other" represents commissions earned by Mr. Weinstein under the terms of his then existing employment agreement.

Option/SAR Grants In Last Fiscal Year

  The following table sets forth further information on grants of stock options during 1998 to each of the Named Executive Officers, if any were granted. No stock appreciation rights ("SARs") were granted during 1998.

                                                                         Potential Realizable Value
                                                                                 at Assumed
                                                                            Annual Rates of Stock
                                                                           Price Appreciation for
                                        Individual Grants                      Option Term(1)
                         ----------------------------------------------- ---------------------------
                          Number of   % of Total
                         Securities    Options
                         Underlying   Granted to  Exercise or
                           Options   Employees in Base Price  Expiration
Name                     Granted (#) Fiscal Year   ($/Share)     Date         5%           10%
----                     ----------- ------------ ----------- ---------- ------------ --------------
Marshall T. Leeds(1)....   15,075         3.1       $ 5.63    12/31/2008 $     53,376 $      135,265
Joel E. Marks(2)........    6,482         1.3       $ 5.63    12/31/2008 $     22,951 $       58,161
Gregg S. Glaser(3)......   60,000        12.3       $10.50     6/16/2008 $    396,204 $    1,004,059

--------
(1) Illustrates the value that may be realized upon the exercise of options immediately prior to the expiration of their term, assuming specified compound rates of appreciation on the Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.
(2) The assumed notes of appreciation of five and ten percent would result in the per share price of the Common Stock increasing to $9.17 and $14.60, respectively. Over the past ten years, the market price for the Common Stock has increased at a compound annual rate of approximately 54%.
(3) The assumed annual rates of appreciation of five and ten percent would result in the per share price of the Common Stock increasing to $17.10 and $27.23, respectively. Over the past five years, the market price for the Common Stock has increased at a compound annual rate of approximately 17.5%.

Option Exercises And Fiscal Year-End Values

  The following table sets forth further information with respect to option exercises during fiscal year 1998 and unexercised options held by each of the Named Executive Officers at the end of fiscal year 1998, if he exercised or held any. No such person held any SARs.

                                                                Number of Securities  Value of Unexercised
                                                               Underlying Unexercised     In-The-Money
                                                                     Options at            Options at
                                                                    December 31,          December 31,
                                                                      1998 (#)            1998 ($)(1)
                                                               ---------------------- --------------------
                         Shares Acquired on                       Exercisable (E)/      Exercisable (E)/
Name                        Exercise (#)    Value Realized ($)   Unexercisable (U)     Unexercisable (U)
----                     ------------------ ------------------ ---------------------- --------------------
Marshall T. Leeds.......          --                  --              150,000 (E)          $108,338 (E)
                                                                       15,075 (U)             4,711 (U)

Joel E. Marks...........          --                  --               52,500 (E)          $ 37,920 (E)
                                                                        6,482 (U)             2,026 (U)

Wm. Dennis Ferguson.....       45,000            $497,115               7,500 (E)          $ 13,878 (E)
                                                                          --  (U)               --  (U)

Gregg S. Glaser.........       11,250            $ 69,334              31,250 (E)               --  (E)
                                                                       40,000 (U)               --  (U)

--------
(1) On December 31, 1998, the closing price of the Common Stock on The American Stock Exchange was $5.9375.

Employment Agreements

  The Company has entered into an employment agreement with each of Messrs. Leeds, Marks, and Glaser with respect to his position as an executive officer of the Company. The term of each agreement extends to December 31, 2001 and is automatically extended for successive one-year terms thereafter unless either party gives six-months' prior written notice to the other party of its election not to extend the term. Messrs. Leeds', Marks', and Glaser's base annual salaries are $500,000, $250,000, and $250,000, respectively, with an annual cost of living increase, if applicable.

  In addition, the agreements for Messrs. Leeds and Marks require the Company to establish an executive bonus pool (the "Executive Bonus Pool"), which has been established in the form of the Company's shareholder approved Management Incentive Bonus Plan, pursuant to which an aggregate of 15% of the Company's annual pre-tax profits is to be designated for potential payments to Messrs. Leeds and Marks and to a former officer who has now left the Company. Messrs. Leeds and Marks will be eligible to receive 50% and 21.5%, respectively, of the Executive Bonus Pool as determined by the Board of Directors or its committee responsible for the Executive Bonus Pool, subject to downward adjustment to 35% and 5%, respectively, at the discretion of the Board or such committee. (The remaining amount of the Executive Bonus Pool was to be available for payment to the now departed executive, but now will be undesignated.) Pursuant to Mr. Glaser's agreement, the Company will pay an annual bonus to him equal to 0.616% of the Company's consolidated pre-tax income. In addition, the Company has issued to Mr. Glaser options to purchase 60,000 shares of Common Stock at an exercise price of $10.50 per share. Options for 20,000 shares vested on the date of grant, and options for an additional 20,000 shares will vest on each of June 16, 1999 and 2000.

  If the Company (i) terminates the employment of Messrs. Leeds, Marks, or Glaser other than for cause or as a result of the death or disability of any such person; (ii) reduces his authority, duties, or standing within the Company without his consent; or (iii) experiences a change of control (as defined) without his consent and he subsequently terminates his employment, then the Company will pay to such person an amount equal to his aggregate base annual salary for the remainder of the term of his employment agreement (or a minimum of 12 months) and bonus payments to which he would have been entitled for the remainder of the term had his employment not terminated, and all outstanding stock options held by such person will become fully vested.

Nonsolicitation Agreements

  Messrs. Leeds and Marks have entered into nonsolicitation agreements with the Company for a period of seven years from June 12, 1998 (the "Nonsolicitation Agreements"). In connection with those agreements and in consideration for Messrs. Leeds' and Marks' agreements to terminate the financial terms of their employment agreements with JWCFS in connection with the Combination, the Company agreed to make certain payments to each of them (the "Special Payments"). Messrs. Leeds and Marks agreed to accept their respective Special Payments in the form of one-half cash and one-half restricted shares of Common Stock. The cash portion of the Special Payments consists of four equal installments, the first paid in July 1998 and the remaining installments paid or payable on January 15, 1999, 2000 and 2001, in the amounts of $533,750 and $215,000 each for Messrs. Leeds and Marks, respectively. If the employment of either Messrs. Leeds or Marks is terminated for any reason other than cause, any unpaid cash installment to him must be paid within 30 days of termination. The restricted shares portion of the Special Payments will be paid by the issuance to Messrs. Leeds and Marks of 255,689 shares and 109,994 shares, respectively, of Common Stock, subject to forfeiture as described below. (Such numbers of shares were derived from a formula to yield a value (based on 80% of the average closing price of the common stock of the Company's predecessor for the 10 consecutive trading days immediately preceding consummation of the Combination, or $8.35 per share) equal to $2,135,000 in the case of Mr. Leeds and $860,000 in the case of Mr. Marks.) Twenty-five percent of the shares issued to Messrs. Leeds and Marks will vest on January 15, 2002 and an additional 25% on each January 15 in 2003 through 2005. All unvested shares of Messrs. Leeds or Marks will be subject to forfeiture at any time there is a violation of his respective Nonsolicitation Agreement. In the event of a change in control of the Company, all such shares become immediately vested, and the forfeiture provisions with respect to such shares will no longer be in force.

                             CERTAIN TRANSACTIONS

  In January 1996, the Company's predecessor obtained an unsecured $2,500,000 revolving line of credit from Wilmington Trust Company ("Wilmington") for general corporate purposes (the "Wilmington Facility"). In connection with the Combination, the Company assumed the obligations of its predecessor under the Wilmington Facility, including obligations with respect to board membership, the Wilmington Warrant and the Wilmington Marketing Agreement, all described in the next paragraph. The Wilmington Facility matures on December 31, 2002, at which time all outstanding borrowings plus all accrued and unpaid interest will become due and immediately payable. Borrowings under the Wilmington Facility bear interest at Wilmington's National Commercial Rate, with interest payments due monthly in arrears. The Company is required to maintain certain debt covenants, including (i) minimum stockholders' equity equal to at least $7,000,000, plus 30% of net income for all future fiscal quarters, plus 75% of the net proceeds from any Common Stock issuances and (ii) net income, as defined, in excess of $1,500,000 for any four quarters within any consecutive nine-quarter period. At March 31, 1999, the balance outstanding under the Wilmington Facility was $2.5 million

  In connection with the Wilmington Facility, Wilmington has the right to designate one person to serve on the Company's Board of Directors, which right Wilmington has not yet exercised. In addition, the predecessor entered into a Marketing Agreement with Wilmington Trust FSB (the "Wilmington Marketing Agreement") and granted W T Investments, Inc. a warrant, which has been assumed by the Company and now relates to the purchase of up to 400,000 shares of the Common Stock at any time prior to December 31, 2002 (the "Wilmington Warrant") at an exercise price of $11.30. The Wilmington Marketing Agreement provides that the Company will market certain products and services, initially personal trust and asset management services, provided by Wilmington Trust FSB to the Company's brokers, clients, and prospects.

                       REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee has provided the following report for inclusion in this Proxy Statement:

  The compensation policies of the Company have been developed to link the compensation of the executive officers of the Company with enhanced stockholder value. Through the establishment of both short-term and long-term incentive plans and the use of base salary and performance bonus combinations, the Company seeks to align the financial interests of its executive officers with those of its stockholders.

  Philosophy and Components

  In designing its compensation programs, the Company follows its belief that compensation should reflect both the Company's recent performance and the value created for stockholders, while also supporting the broader business strategies and long-range plans of the Company and the relative compensation levels of other firms in the Company's market segments. In doing so, the compensation programs reflect the following general characteristics:

  . The Company's financial performance and in particular that of the individual.

  . An annual incentive plan, which generates a portion of compensation based on the achievement of specific performance goals, with superior performance resulting in commensurate total annual compensation.

  The Company's executive compensation is based upon the components listed below, each of which is intended to serve the overall compensation philosophy:

    Base Salary. Base salary is intended to be set at a level slightly below the competitive amounts paid to executive officers of similar businesses in structure, size, and market orientation. Salaries for executive officers are reviewed by the Board on an annual basis, or in the case of the Chief Executive Officer, according to the specific terms of his employment agreement as discussed below.

    Incentive Compensation. In accordance with the Company's philosophy of tying a substantial portion of the compensation of its executive officers to the achievement of specific performance goals, an incentive plan is developed for each of its executive officers. The Company's incentive plans are designed to reward superior performance with total compensation above competitive levels. On the other hand, in the event performance goals are not achieved and the Company suffers as a result, compensation of affected executive officers may fall below competitive levels.

    Stock Options. The Company periodically awards its executive officers with stock options granted under the terms of its 1990 Stock Option Plan or 1998 Stock Option and Award Plan. Options are awarded to selected executive officers and other persons in recognition of the outstanding contribution they have made to the Company's financial performance. The awarding of options is designed to encourage ownership of the Company's Common Stock by its executive officers thereby aligning their personal interests with those of our stockholders.

  The Compensation Committee also believes that the Company's Savings and Investment Plan, which includes participants other than executive officers, is an important part of the Company's overall compensation program.

  The Compensation Committee reviews and determines the compensation of the executive officers of the Company with this philosophy on compensation as its basis. While promoting initiative and providing incentives for superior performance on behalf of the Company for the benefit of its stockholders, the Compensation Committee also seeks to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that will enhance stockholder value over the long-term as well as short-term.

  CEO Employment Agreement

  On June 12, 1998, in connection with the Combination, the Company and Mr. Leeds agreed to a termination of his then existing employment agreement, which had commenced on January 1, 1994 with an "evergreen" three-year term, and the Company entered into a new employment agreement with Mr. Leeds to provide for his continued service as Chairman of the Board, President and Chief Executive Officer for a term that extends to December 31, 2001 and is automatically extended for successive one-year terms thereafter unless either party gives six-months' prior written notice to the other party of its election not to extend the term. Under the terms of the new employment agreement, Mr. Leeds' base annual salary is $500,000, with an annual cost of living increase, if applicable. In addition, the agreement required the Company to establish the Executive Bonus Pool, which has been established in the form of the Company's shareholder approved Management Incentive Bonus Plan, pursuant to which an aggregate of 15% of the Company's annual pre-tax profits is set aside for possible bonus payments. Mr. Leeds is eligible to receive up to 50% of the Executive Bonus Pool as determined by the Compensation Committee, but is entitled to not less than 35%. Mr. Leeds is also eligible to participate in the other employee benefit plans as generally made available to senior management of the Company. If the Company (i) terminates the employment of Mr. Leeds other than for cause or as a result of death or disability; (ii) reduces his authority, duties, or standing within the Company without his consent; or
(iii) experiences a change of control (as defined) without his consent and he subsequently terminates his employment, then the Company must pay to him an amount equal to his aggregate base annual salary for the remainder of the term of his employment agreement (or a minimum of 12 months) and bonus payments to which he would have been entitled for the remainder of the term had his employment not terminated, and all outstanding stock options held by such person will become fully vested.

  The Compensation Committee believes that the compensation terms of Mr. Leeds' employment agreement are consistent with and reflect the Company's executive compensation philosophy. The base salary to Mr. Leeds is somewhat less than what the Compensation Committee believes exists in the Company's industry, and the opportunities for bonus compensation are tied to the Company's performance in terms of value to its stockholders.

  The Compensation Committee also believes that the Special Payments being made to Mr. Leeds pursuant to his Nonsolicitation Agreement, in light of the special reasons for and circumstances of those arrangements in connection with the Combination (each of these capitalized terms being defined elsewhere in the Proxy Statement that contains this report), are reasonable and appropriate both as an absolute matter and within the context of compensation policies for the Company.

                       Sanford B. Cohen . Joel E. Marks
                                 (May 1, 1999)

                               PERFORMANCE GRAPH

  The following graph demonstrates the performance of the cumulative total return to stockholders of the predecessor company's common stock during the period from 1994 through the Combination on June 12, 1998, and the performance of the cumulative total return to the stockholders of the Company's Common Stock during the 1998 period following the Combination, both in comparison to the cumulative total return on The Nasdaq Stock Market and the cumulative total return for Nasdaq Financial Stocks. The trading of the predecessor company's common stock was moved in May 1997 from The Nasdaq Stock Market to AMEX. After the Combination on June 12, 1998, the listing of the predecessor company's common stock on AMEX became the listing of the Company's Common Stock, as the Company succeeded to such listing along with succeeding to the business and operations of the predecessor (which had been known as JWCharles Financial Services, Inc.).

Total Return Perfomance Chart

                                              Period Ending
                          -----------------------------------------------------
Index                     12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
-----                     -------- -------- -------- -------- -------- --------
JWGenesis Financial
 Corp...................   100.00   100.00   104.72   287.48   435.88   222.63
NASDAQ--Total US........   100.00    97.75   138.26   170.01   208.58   293.21
NASDAQ Financial Index..   100.00   100.24   145.98   187.13   285.87   276.58
SNL Regional
 Broker/Dealer Index....   100.00    78.49   117.47   164.34   315.37   264.67

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  PricewaterhouseCoopers LLP ("PWC") has examined and reported upon the financial statements of the Company for the fiscal year ended December 31, 1998 and has been selected by the Board of Directors to examine and report upon the financial statements of the Company for the year ending December 31, 1999. PWC has no direct or indirect interest in the Company or any affiliate of the Company. A representative of PWC is expected to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

                STOCKHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

  The Company expects that its 2000 Annual Meeting will take place in June, 2000. Stockholders who wish to present proposals appropriate for consideration at the Company's 2000 Annual Meeting must submit the proposals in proper form to the Company at its address set forth on the first page of this proxy statement no later than January 18, 2000 in order for the proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. The Company must be notified of any other stockholder proposal intended to be presented for action at the meeting not later than 45 days before the day and month of mailing proxy statements in 2000, which mailing is expected to occur in May 2000, or else proxies may be voted on such proposal at the discretion of the person or persons holding those proxies.

                                 OTHER MATTERS

  All of the expenses involved in preparing, assembling and mailing this proxy statement and the materials enclosed herewith and soliciting proxies will be paid by the Company. It is estimated that such costs will be nominal. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.

  The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

  Stockholders are urged to fill in, date and sign the accompanying form of proxy and return it to the Company as soon as possible.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Joel E. Marks
                                          Secretary

                           JWGENESIS FINANCIAL CORP.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 22, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned having received notice of the Annual Meeting of Stockholders and revoking all prior proxies, hereby appoints MARSHALL T. LEEDS and JOEL E. MARKS, and each of them, attorneys or attorney of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to attend the Annual Meeting of Stockholders of JWGenesis Financial Corp. (the "Company") to be held at the Company's executive offices, 980 North Federal Highway, Suite 310, Boca Raton, Florida on June 22, 1999 at 10:00 A.M., Eastern Time, and any postponement or adjournment thereof, and to vote and act upon the following matters in respect to all shares of Common Stock of the Company that the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present:

1.  Election of Directors
    Marshall T. Leeds, Joel E. Marks, Gregg S. Glaser, William Dennis Ferguson, Jeffrey H. Lehman, and Sanford B. Cohen.

    FOR all nominees for directors listed above (except as marked to the contrary).
    WITHHOLD AUTHORITY to vote for all nominees listed above.
    WITHHOLD AUTHORITY to vote for an individual nominee. Write name(s) below.
2. In accordance with their best judgment with respect to any other business as may properly come before the meeting or any postponement, adjournment, or adjournments thereof.

  The shares represented by this Proxy will be voted as directed by the undersigned and indicated herein. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE MATTER LISTED ABOVE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL OF SUCH MATTER, AND THE PROXIES IN THEIR DISCRETION WILL VOTE ON SUCH OTHER BUSINESS AS MAY BE PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OR ADJOURNMENTS THEREOF.

  Attendance of the undersigned at the Annual Meeting or any postponement or adjournment thereof will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to vote such shares in person.

                                                  Dated:              , 1999
                                                  BE SURE TO DATE THE PROXY

                                                  -------------------------
                                                  Signature

                                                  If shares are held by more
                                                  than one owner, each must
                                                  sign. Executors,
                                                  administrators, trustees,
                                                  guardians, and others
                                                  signing in a representative
                                                  capacity should give their
                                                  full titles.

                                                  THIS PROXY IS SOLICITED ON
                                                  BEHALF OF THE BOARD OF
                                                  DIRECTORS. PLEASE SIGN ABOVE
                                                  AND RETURN IN THE ENCLOSED
                                                  POSTAGE-PAID ENVELOPE.